EXHIBIT 10.1

English translation – for information purposes only

16 December 2013

EURONAV NV

STOCK OPTION PLAN

English translation – for information purposes only

1	Definitions

“Acceptance Notification”	:	means the written notification substantially in the form as attached in Annex A to this Plan whereby the Beneficiary notifies the Company of his/her full or partial acceptance of the Stock Options in accordance with the provisions set out in this Plan;

“Affiliated Entity”	:	means, in relation to any person or legal entity, any undertaking which relates to that person or legal entity as set out in Article 11 of the Belgian Companies Code;

“Bad Leaver”	:	means a person in respect of whom a Bad Leaver Event takes place;

“Bad Leaver Event”	:	means the termination of the Professional Relationship between a Stock Option Holder and a Group Company by a Group Company due to fraud or gross misconduct of the Stock Option Holder;

“Beneficiary”	:	means every individual who is a member of the executive committee of the Company at the date of this Plan;

“Board of Directors”	:	means the board of directors of the Company or any person or committee duly authorized by the board of directors;

“Business Day”	:	means a day, other than Saturday or Sunday, on which banks are open for business in Belgium;

“Company”	:	means Euronav NV, a company incorporated under the laws of Belgium, with registered office at De Gerlachekaai 20, 2000 Antwerp, Belgium and registered with the Register of Legal Entities under number 0860.402.767;

“Exercise Date”	:	has the meaning as set out in Article 6.3.2 of this Plan;

“Exercise Notification”	:	means the written notification substantially in the form as attached in Annex B to this Plan, as may be amended by the Company, whereby the Stock Option Holder notifies the Company or any third party designated by the Company of its desire to exercise the Stock Options;

“Exercise Period”	:	means the period during which the Stock Option Holder can exercise his/her Stock Options as set out in Article 6.2.1 of this Plan;

English translation – for information purposes only

“Exercise Price”	:	means the price in euro for which a Stock Option Holder can purchase during the Exercise Period a Share from the Company by exercising one (1) Stock Option, equal to EUR 5.7705 which is the lowest of (i) the average of the closing stock price of the Share during the thirty calendar days preceding the date of Offer, or (ii) the closing stock price of the Share on the day preceding the date of Offer;

“Good Leaver Event”	:	means the termination of the Professional Relationship of a Stock Option Holder who is not a Bad Leaver;

“Group”	:	means the Company and any of its Affiliated Entities;

“Group Company”	:	means any company being part of the Group;

“Leaver Instance”	:	means each instance which in respect of a Stock Option Holder gives rise to the termination of its Professional Relationship with a Group Company either in the context of a Good Leaver Event or a Bad Leaver Event;

“Offer”	:	means the written notification pursuant to which the Company offers Stock Options to a Beneficiary in accordance with Article 3.2 of this Plan;

“Plan”	:	means this stock option plan of the Company, as may be amended from time to time;

“Professional Relationship”	:	means the employment contract between a Stock Option Holder and a Group Company, a Service Agreement between a Stock Option Holder and a Group Company or the mandate of a Stock Option Holder at a Group Company;

“Secretary”	:	means Ann Vleugels – HR Manager, the person appointed by the Board of Directors to receive the Acceptance Notifications and the Exercise Notifications;

“Service Agreement”	:	means each agreement pursuant to which services, such as among others management or consultancy services, are rendered by a self-employed individual or a legal entity for the benefit of a Group Company;

“Shares”	:	means all issued shares in the Company from time to time;

“Stock Option”	:	means the right of a Stock Option Holder to purchase from the Company one (1) Share at the Exercise Price in accordance with the terms and conditions of this Plan;

“Stock option Holder”	:	means the holder of a Stock Option;

“Term”	:	has the meaning as set out in Article 4.1 of this Plan;

English translation – for information purposes only

2	Object of the Stock Option Plan

2.1	Each Stock Option grants the Stock Option Holder the right to purchase one (1) Share from the Company upon exercise. The total number of Shares that may be purchased from the Company as a result of the exercise of the Stock Options within the framework of this Plan, shall be equal to 1,750,000 Shares.

3	Offer of the Stock Options

3.1	Offer of Stock Options

3.1.1	The Board of Directors, determines fully discretionary the number of Stock Options offered to each Beneficiary under this Plan.

3.1.2	The Offer to a Beneficiary does not preclude that in the future an additional Offer of Stock Options can be made. An Offer does not, however, entail any right for a Beneficiary to additional Offers of Stock Options in the future.

3.1.3	The Offer of Stock Options under this Plan does not give rise to an implied guarantee of continuous employment by the Group Companies.

3.2	Form of the Offer

The Company notifies the Beneficiary by means of a written notification of the number of Stock Options offered to such Beneficiary and indicating the Exercise Price of such Stock Options (the “Offer”).

3.3	Free Offer

The Stock Options are offered to the Beneficiaries for no consideration.

3.4	Acceptance or refusal of the Stock Options

3.4.1	Any Beneficiary should accept all or part of its Stock Options by returning a duly completed and executed Acceptance Notification to the Secretary within sixty (60) calendar days after the date of the Offer of the Stock Options to the Beneficiary, unless indicated otherwise in the Offer. If the Acceptance Notification is not received in due time, the Stock Options shall be deemed to have been refused by the Beneficiary and the rights of the concerned Beneficiary with regard to the grant of Stock Options are automatically cancelled, the same is true for explicitly refused Stock Options. No financial compensation shall be granted to the Beneficiary for implicit or explicit refusal.

3.4.2	A Beneficiary has the possibility to accept only part of the Stock Options granted to him/her. To this effect, the Beneficiary should mention the exact number of accepted Stock Options in the Acceptance Notification. If the Beneficiary accepts only part of the Stock Options granted to him/her, he/she shall be deemed to have refused the other Stock Options offered to him/her. In such case, no financial compensation shall be granted to the Beneficiary for the refused Stock Options.

English translation – for information purposes only

3.4.3	Explicitly or implicitly refused Stock Options can still be granted to other or even the same Beneficiaries upon decision by the Board of Directors.

3.4.4	Through their acceptance by means of the Acceptance Notification the Stock Option Holders unconditionally accept all the provisions contained in the Plan.

3.4.5	In due course the Company will confirm the Beneficiary’s election to accept or to refuse Stock Options and the number of Stock Options accepted, if any.

4	General terms of the Stock Options

4.1	Term of the Stock Options

The Stock Options will have a term starting on the date of the Offer and ending at the end of the day prior to the fifth (5th) anniversary date of the date of the Offer of the Stock Options (the “Term”).

4.2	Features of the Stock Options

4.2.1	Stock Options granted to Beneficiaries are strictly personal and not eligible for transfer of ownership title or any other form of transfer of (ownership) rights, except in event of decease.

4.2.2	Stock Options cannot be pledged or encumbered directly or indirectly in any way.

4.2.3	Stock Options that have been transferred, pledged or encumbered directly or indirectly in any way in violation of Article 4.2.1 and/or 4.2.2, shall lapse automatically without any financial compensation for the Beneficiary or its transferee.

5	Vesting of the Stock Options

The Stock Options shall vest as follows:

5.1.1	a first tranche of 1/3 of the total number of Stock Options accepted by a Stock Option Holder vests as of the date on which the trading price of the Share is, at any moment in time, thirty (30) % higher than the Exercise Price;

5.1.2	a second tranche of 1/3 of the total number of Stock Options accepted by a Stock Option Holder can be exercised as of the date on which the trading price of the Share is, at any moment in time, fifty (50) % higher than the Exercise Price; and

5.1.3	a final tranche of 1/3 of the total number of Stock Options accepted by a Stock Option Holder can be exercised as of the date on which:

(i)	the Shares are admitted to listing on a regulated stock exchange in the United States of America (the ‘Listing Condition’); and

(ii)	the trading price of the Share is at any moment in time after the Listing Condition is met, hundred (100) % higher than the Exercise Price.

English translation – for information purposes only

6	Exercise of the Stock Options

6.1	Vesting requirement

A Stock Option Holder can only validly exercise a Stock Option, in accordance with the procedure described in this Article 6, provided that such Stock Option has vested in accordance with Article 5 of this Plan.

6.2	Exercise Period

6.2.1	As of the date a tranche of Stock Options has vested in accordance with Article 5, the vested Stock Options can be exercised until the end of the Term (the “Exercise Period”) subject to the following limitations:

(i)	Unless decided otherwise by the Board of Directors, maximum 50% of the total number of accepted Stock Options can be exercised after the expiry of the lock-up period as requested by the underwriters of the US listing unless in case the Listing Condition would not be met on 31 December 2014. In the latter case all accepted Stock Options of the first and the second tranche, if vested in accordance with Articles 5.1.1 and 5.1.2, shall be exercisable;

(ii)	Unless decided otherwise by the Board of Directors, the remaining fifty (50) % of the total number of accepted Stock Options can in any event only be exercised as of 31 December 2015;

(iii)	The Stock Options can only be exercised at any moment in time in accordance with the dealing code in effect within the Company at the time of the exercise.

6.2.2	The Stock Options that have not been exercised within the Exercise Period shall lapse automatically.

6.3	Exercise Notification and Exercise Date

6.3.1	Stock Options can be exercised in the Exercise Period by using a duly completed and executed Exercise Notification. Duly completed Exercise Notifications must be sent to the address indicated therein.

6.3.2	The date appearing on the Exercise Notification is the date on which the Stock Options are deemed to have been exercised (the “Exercise Date”).

6.4	Payment of the Exercise Price

6.4.1	Unless stated otherwise in the Exercise Notification, full payment of the relevant Exercise Price (as well as all related costs, taxed and duties, if any) must take place at the latest ten (10) Business Days following the Exercise Date, in the manner indicated on the Exercise Notification.

6.4.2	If the Exercise Price is not received on the bank account indicated in the Exercise Notification within the term foreseen by Article 6.4.1, all rights pursuant to or related to the exercised Stock Options will lapse irrevocably.

English translation – for information purposes only

7	Lapse of the Stock Options in a Leaver Instance

7.1	Good Leaver Event

7.1.1	Upon the occurrence of a Good Leaver Event with respect to a Stock Option Holder, the Stock Options that have not vested in accordance with Article 5 shall lapse automatically unless the Board of Directors would decide otherwise. No Group Company can be held liable for the potential loss incurred by a Stock Option Holder as a result of the lapsing of the Stock Options.

7.1.2	In the event the relevant Stock Option Holder holds Stock Options that have vested in accordance with Article 5 but have not yet been exercised, such Stock Options may still be exercised in accordance with Article 6.3.

7.2	Bad Leaver Event

Upon the occurrence of a Bad Leaver Event with respect to a Stock Option Holder, all Stock Options held by the relevant Stock Option Holder shall lapse automatically, irrespective of whether the Stock Options have vested in accordance with Article 5, unless the Board of Directors would decide otherwise. No Group Company can be held liable for the potential loss incurred by a Stock Option Holder as a result of the lapsing of the Stock Options.

8	Nature and characteristics of the Shares

8.1	The Share acquired as a result of the exercise of a Stock Option shall have the same rights and benefits as attached to the other Shares of the Company and shall be subject to the articles of association of the Company as applicable at the time of exercise.

8.2	The Shares acquired as a result of the exercise of a Stock Option shall be in dematerialised form.

8.3	The Shares are freely transferable.

9	Adjustments

9.1	Adjustment of the Stock Options

If an adjustment of the share capital would occur, including a capital decrease as a result of a reimbursement to the shareholders, an incorporation of reserves in the capital with the issuance of new shares, the issuance of new shares, profit shares, convertible bonds, bonds with a subscription right, a change of the statutory provisions with respect to the distribution of reserves and other profits and/or the distribution of liquidation bonuses or the distribution as a result of the dissolution of the Company, or a merger, contribution or the transfer of shares as a consequence of a share exchange:

(i)	the number or the nominal amount of the Shares included in each Stock Option; and/or,

(ii)	the Exercise Price;

English translation – for information purposes only

can be adjusted, even retroactively, if and to the extent that this is deemed necessary by the Board of Directors, as decided fully discretionary, in order to avoid a limitation of the benefits attached to the Stock Options.

9.2	Notification

The Board of Directors will notify the Stock Option Holders of each adjustment as referred to in Article 9.1.

10	General

10.1	Notifications

Each notification which should be given to the Beneficiary/Stock Option Holder or each document which should be provided to the Beneficiary/Stock Option Holder with respect to this Plan, can be delivered at his/her home address as communicated to the Company or any other address which the Company reasonably seems appropriate.

10.2	Decision of the Board of Directors

The decisions of the Board of Directors concerning the interpretation of the Plan or concerning any dispute with respect to a Stock Option or with respect to any affair which relates to this Plan, will be final and decisive.

10.3	Changes to the Plan

10.3.1	The Board of Directors can change the Plan and/or adjust the terms and conditions of the Stock Options if they believe that that is necessary or required taking into account, to be in accordance with, or for the moderation of the relevant legal provisions applicable in other jurisdictions than Belgium, including, but not limited to, tax provisions and securities regulations and currency regulations, provided that the terms and conditions of the Stock Options granted to such Beneficiaries/Stock Option Holders are no more advantageous than the terms and conditions granted to the other Beneficiaries/Stock Option Holders.

10.3.2	The Board of Directors will notify the Beneficiaries/Stock Option Holders as soon as possible of each change as referred to in Article 10.3.1 of this Plan.

10.4	Taxes and Expenses

10.4.1	The possible taxes, duties, parafiscal levies due by the Stock Option Holder as a result of the grant and/or exercise of the Stock Options and/or Shares, will be exclusively borne by the Stock Option Holder, without the possibility to claim any compensation therefore from the Company.

English translation – for information purposes only

10.4.2	The Company and/or any Group Company are entitled to withhold any amount and conclude any agreement they deem necessary or useful in order to comply with any tax and/or social security obligation that results from the grant and/or exercise of the Stock Options and/or delivery of the Shares in accordance with this Plan.

10.4.3	Without prejudice to Articles 10.4.1 and 10.4.2 of this Plan, all costs with respect to the implementation of this Plan will be borne by the Company.

10.5	Nature of the Stock Option Plan

Notwithstanding any provisions to the contrary included in the Plan:

10.5.1	the granting of the Stock Options and of the Shares is not to form part of the rights held by the Stock Option Holder with respect to remuneration or benefits under his/her Professional Relationship with a Group Company;

10.5.2	the Plan does not confer upon the Stock Option Holder any right to the continuation of his/her Professional Relationship or continued performance under a statutory position for any period and therefore does not prevent any Group Company from terminating the Professional Relationship or statutory position in accordance with applicable regulations;

10.5.3	the granting of the Stock Options and of the Shares cannot be considered as a right acquired for the future.

10.6	Severability

If any provision in this document is held to be illegal, invalid or unenforceable, in whole or in part, under any applicable law, that provision will be deemed not to form part of this document, and the legality, validity or enforceability of the remainder of this document will not be affected.

10.7	Governing Law

10.7.1	The Plan, all Stock Options and their implications are governed by Belgian Law.

10.7.2	The courts of Antwerp have exclusive jurisdiction.

English translation – for information purposes only

Annex A - Acceptance Notification

STOCK OPTIONS OFFERED BY EURONAV NV

ACCEPTANCE NOTIFICATION

MANDATORY RETURN

REGISTERED OR HAND DELIVERY

[date no later than [insert 60th day after the date of the Offer]]

Euronav NV

F.a.o. [            ]

De Gerlachekaai 20

2000 Antwerp

Belgium

Dear Sir,

Euronav NV Stock Option Plan

Further to the offer I received from Euronav NV on [insert date], I hereby inform you that I:

•	Accept stock options referred to in the offer; this acceptance shall be construed as my unconditional acceptance of all the provisions contained in the Euronav NV Stock Option Plan;

•	Refuse stock options referred to in the offer;

•	Commit not to exercise stock options prior to 1 January 2017. If I, for whatever reason, would decide not to respect such commitment, I will inform Euronav NV accordingly via the Exercise Notification.

Sincerely,

[signature of the beneficiary]

[name]

Confirmation of receipt in the event the notification was not returned by registered mail

Date of receipt:

English translation – for information purposes only

Annex B - Exercise Notification

EURONAV NV STOCK OPTION PLAN

EXERCISE NOTIFICATION STOCK OPTIONS

PLEASE WRITE IN CAPITAL LETTERS AND FILL IN ALL APPLICABLE BOXES

1.	PERSONAL DATA

NAME:

ADDRESS:

2.	EXERCISE OF STOCK OPTIONS

I wish to exercise my stock options as follows:

Date of Offer:

Number of Stock Options:

Exercise Price per Stock Option :	EUR

Total Exercise Price:	EUR

I confirm I shall pay the total exercise price within ten (10) business days of the date of this exercise notification by wire transfer to the bank account of Euronav NV.

Signature

Return by registered mail or hand delivery:

Euronav NV

F.a.o. HR Manager

De Gerlachekaai 20

2000 Antwerp

Belgium